EXHIBIT (a)(1)(A)

EXTREME NETWORKS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR A NUMBER OF RESTRICTED STOCK UNITS

AND CASH PAYMENTS

THIS OFFER AND THE RIGHT TO WITHDRAW FROM THIS OFFER

EXPIRE AT 9:00 P.M., PACIFIC STANDARD TIME, ON MARCH 4, 2010, UNLESS WE EXTEND THIS OFFER

FEBRUARY 4, 2010

Extreme Networks, Inc., which is sometimes referred to in this offer as “Extreme Networks,” “we” or “us,” is offering option holders who are current United States employees of Extreme Networks the opportunity to exchange certain outstanding options to purchase shares of our common stock having a per share exercise price equal to or greater than $3.63 for a lesser number of restricted stock units calculated in accordance with applicable exchange ratios set forth below. In the limited cases where eligible options have a per share exercise price equal to or greater than $8.06, instead of replacement restricted stock units, a cash payment of $0.05 per share will be made in exchange for surrendered options. The replacement restricted stock units will be granted as of the expiration of this offer, and any cash payments made in exchange for eligible options will be made, less applicable withholdings and without interest, promptly following the expiration of this offer.

We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Options for a Number of Restricted Stock Units and Cash Payments (this “Offer to Exchange”) and in the related documents referred to in this document. The Offer to Exchange, the related announcement from Bob L. Corey dated February 4, 2010, and the related documents referred to in this document constitute the “offer” or “option exchange.”

Options eligible for exchange (“eligible options”) are those that:

•	have an exercise price equal to or greater than $3.63 per share;

•	were granted under one of our existing equity incentive plans prior to February 4, 2009; and

•	do not expire pursuant to their terms prior to the date on which options surrendered for exchange are canceled.

You are eligible to participate in the option exchange only if you:

•	are an employee of Extreme Networks on the date this offer commences and remain an employee through the date on which options surrendered for exchange are canceled;

•	are a resident of the United States;

•	are not a member of our Board of Directors or one of our executive officers; and

•	hold at least one eligible option as of the commencement of this offer.

The outstanding options that you hold under our existing equity incentive plans give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

Exchange Ratios. We determined the following exchange ratios for the option exchange (that is, how many shares subject to existing options an employee must surrender in order to receive one replacement restricted stock unit) using the Black-Scholes option pricing model and based them on, among other things, the closing sales price per share of our common stock as of February 3, 2010 of $2.69 and the exercise prices of the options eligible for exchange. Our objective in determining the exchange ratios was to provide for the grant of replacement restricted stock units that will have a value approximately equal to the value of the stock options surrendered. Replacement restricted stock units calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement restricted stock units with respect to fractional shares will not be granted. The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options.

Exercise Price Range	Shares Subject to Option Surrendered	Shares Subject to Replacement Restricted Stock Unit to be Granted/Amount of Cash Payment
$3.63 to $3.99	3.0	1
$4.00 to $6.99	4.0	1
$7.00 to $8.05	8.0	1
$8.06 and higher	1	$0.05

If you are eligible to participate, you can exchange all or any of the outstanding eligible options on a grant-by-grant basis. If you have previously exercised a portion of your options, only the portion of options that have not been exercised will be eligible to be exchanged.

If your eligible options have a per share exercise price equal to or greater than $8.06, instead of replacement restricted stock units, a cash payment of $0.05 per share will be made in exchange for surrendered options. The amount of the per share cash payment will be the same regardless of the exercise price of the surrendered option.

This offer is currently scheduled to expire on March 4, 2010 (the “offer expiration date”), and we expect to cancel options on the first business day after the offer expiration date, or promptly thereafter (the “option cancellation date”). If you elect to participate in the offer, you will receive a confirmation of the acceptance for cancellation of your eligible options promptly after the offer expiration date. We will grant replacement restricted stock units under the Extreme Networks, Inc. 2005 Equity Incentive Plan (the “2005 Plan”) on or promptly after the option cancellation date. In addition, we will make any cash payments, less withholdings and without interest, promptly following the offer expiration date.

Even if you are eligible to participate, you are not required to accept the offer.

The replacement restricted stock units will not be vested on their date of grant regardless of whether a surrendered stock option was fully vested, partially vested or unvested. Restricted stock units granted in exchange for eligible options that are fully vested at the time of exchange will vest at the rate of 50% on the first anniversary of the grant date and the remainder on the second anniversary. Restricted stock units granted in exchange for eligible options that are partially vested or unvested will vest in equal installments over a three year period (33 1/3% on each anniversary date). Vesting is conditioned on your continued employment with us through each applicable vesting date.

Cash payments made pursuant to the Offer to Exchange will not be subject to any vesting. Under no circumstances will we pay interest on any cash payments regardless of any extension of the Offer to Exchange or any delay in making such payment.

Although our Board of Directors has approved this offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision regarding whether to elect to exchange your options.

This offer is not conditioned upon a minimum aggregate number of options being elected for exchange. This offer is subject to certain conditions which we describe in Section 7, Conditions of the Offer, of this Offer to Exchange and the terms described in this offer.

Shares of our common stock are traded on the Nasdaq Global Market under the symbol “EXTR.” On February 3, 2010, the closing sales price of our common stock reported on the Nasdaq Global Market was $2.69 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

As of February 3, 2010, eligible options outstanding under our existing equity incentive plans were exercisable for approximately 5,176,089 shares of our common stock, or approximately 5.8% of the total shares of our common stock outstanding as of February 3, 2010. There were 89,554,708 total shares outstanding as of February 3, 2010. Assuming that all eligible options are surrendered for exchange and canceled, we would issue replacement restricted stock units with respect to 1,101,500 shares of our common stock, or approximately 1.2% of the total shares of our common stock outstanding as of February 3, 2010. In addition, we would make aggregate cash payments of approximately $9,342.

IMPORTANT

If you wish to surrender any of your eligible options for exchange in the Offer to Exchange, you must notify Extreme Networks of your election to exchange options before the Offer to Exchange expires. We have engaged Extreme Networks to act as the depositary for the Offer to Exchange. You may notify Extreme Networks of your election by making an election online at the offer website, which is available at http://extr.optionadmin.com. Your online election must be submitted before the expiration deadline of 9:00 p.m., Pacific Standard Time, on March 4, 2010 (or such later date as may apply if the offer is extended).

Included in the materials emailed to you is your Log-in ID and Password. You will need your Log-in ID and Password to gain access to your personal information on the offer website at http://extr.optionadmin.com and to make your online elections with respect to the offer.

If you have difficulty accessing the offer website and require assistance, please email: stockadmin@extremenetworks.com. Emails will be responded to between 8:00 a.m. and 5:00 p.m. Pacific Standard Time, Monday through Friday.

We are not making the offer to, and we will not accept any surrender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any surrender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary or desirable for us to make the offer to option holders in any of these jurisdictions.

THIS OPTION EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR SEC, OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

EXTREME NETWORKS HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. EXTREME NETWORKS HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY EXTREME NETWORKS.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF EXTREME NETWORKS OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.

EXTREME NETWORKS RESERVES THE RIGHT TO AMEND OR TERMINATE ITS EQUITY INCENTIVE PLANS AT ANY TIME, AND THE GRANT OF A RESTRICTED STOCK UNIT UNDER THE 2005 PLAN OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE EXTREME NETWORKS TO GRANT ADDITIONAL EQUITY AWARDS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION EXCHANGE IN ANY FUTURE YEAR. THE GRANT OF A RESTRICTED STOCK UNIT AND

ANY FUTURE EQUITY AWARDS GRANTED UNDER THE 2005 PLAN OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

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TABLE OF CONTENTS

SUMMARY OF TERMS

The following are answers to some of the questions that you may have about this offer. However, it is only a summary, and you should read carefully the remainder of this Offer to Exchange and the Election Form. In addition, we urge you to review the information in our annual report on Form 10-K for the year ended June 28, 2009 and our quarterly report on Form 10-Q for the quarter ended December 27, 2009, as those documents contain important financial and other information about us. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics covered in this summary. Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding to participate in this offer.

INDEX TO QUESTIONS AND ANSWERS

1.	What is the option exchange?

2.	Why is Extreme Networks making the exchange offer?

3.	How does the exchange work?

4.	What options are eligible for exchange in this offer?

5.	Who is eligible to participate in the offer?

6.	What are the differences between restricted stock units and the eligible options that may be surrendered in the option exchange?

7.	How will I know if I have received a “Notice of Termination”?

8.	Are employees outside the United States eligible to participate?

9.	What do I need to do to participate in the offer?

10.	When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

11.	What will happen if I do not submit my electronic election form by the deadline?

12.	How do I exchange my options?

13.	If I participate, what will happen to my current options?

14.	What are the conditions to the offer?

15.	What if I am an employee of Extreme Networks when the offer begins, but not an employee when the offer expires?

16.	What if I elect to participate in the option exchange and then leave Extreme Networks after the replacement restricted stock units are granted?

17.	Why aren’t the exchange ratios set at one-for-one?

18.	If I participate, what will happen to the shares of common stock related to my exchanged options?

19.	Which options may I surrender for cancellation?

20.	If I elect to exchange some of my eligible options, do I have to exchange all of my eligible options?

21.	What does it mean to exchange on a “grant-by-grant” basis?

22.	Will I be required to give up all my rights to the canceled options?

23.	Can I exchange both vested and unvested options?

24.	Can I exchange options that I have already exercised in full?

25.	Can I exchange the remaining portion of an option that I have already partially exercised?

26.	Can I exchange shares I bought under the 1999 Employee Stock Purchase Plan?

27.	When will I receive my replacement restricted stock units?

28.	When will I receive my cash payment?

29.	When will the replacement restricted stock units vest?

30.	Will the cash payments be subject to vesting?

31.	Will I have to pay for my replacement restricted stock units?

32.	What happens to options that I choose not to surrender or that are not accepted for exchange?

33.	Will I have to pay taxes if I exchange my options in the offer?

34.	Can I withdraw previously surrendered options?

35.	Why can’t I just be granted additional options?

36.	How should I decide whether to exchange my eligible options in the option exchange?

37.	What if I have questions about the option exchange, or if I need a paper copy of this Offer to Exchange document or any documents attached or referred to in this document?

1. What is the option exchange?

The option exchange, or this offer, is a one-time offer by Extreme Networks to allow eligible United States employees of Extreme Networks to exchange their outstanding options with an exercise price equal to or greater than $3.63 per share for a lesser number of replacement restricted stock units. Restricted stock units are rights to receive shares of common stock on specified future dates when those rights have vested following a required period of employment. The number of replacement restricted stock units that will be granted in exchange for eligible existing options will be determined by the exchange ratios described below under Question 3. The replacement restricted stock units will be granted on the date we cancel the options accepted for exchange, which will be the first business day after the offer expiration date, or promptly thereafter. The replacement restricted stock units will have the terms and be subject to the conditions as provided for in the 2005 Plan. The replacement restricted stock units will not be vested on their date of grant regardless of whether a surrendered stock option was fully vested, partially vested or unvested. Restricted stock units granted in exchange for eligible options that are fully vested at the time of exchange will vest at the rate of 50% on the first anniversary of the grant date and the remainder on the second anniversary. Restricted stock units granted in exchange for eligible options that are partially vested or unvested will vest in equal installments over a three year period (33 1/3% on each anniversary date). Vesting is conditioned on your continued employment with us through each applicable vesting date.

If your eligible options have a per share exercise price equal to or greater than $8.06, instead of replacement restricted stock units, a cash payment of $0.05 per share will be made in exchange for surrendered options. The amount of the per share cash payment will be the same regardless of the exercise price of the surrendered option. Cash payments made pursuant to the Offer to Exchange will not be subject to any vesting. Under no circumstances will we pay interest on any cash payments regardless of any extension of the Offer to Exchange or any delay in making such payment.

2. Why is Extreme Networks making the exchange offer?

We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our Company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with Extreme Networks and to achieve high levels of performance. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. We believe these options are unlikely to be exercised in the foreseeable future. This program is voluntary and will allow employees to choose whether to keep their current stock options at their current exercise price, or to cancel their eligible options in exchange for replacement restricted stock units. By making this offer to exchange outstanding options for replacement restricted stock units, we intend to create better performance incentives for eligible employees and thereby maximize stockholder value. See Section 3, Purpose of the Offer, for more information.

3. How does the exchange work?

We are offering to exchange eligible outstanding options that have an exercise price equal to or greater than $3.63 per share for a predetermined number of replacement restricted stock units, rounded down to the nearest whole share, based on the exchange ratios described below. Restricted stock units are rights to receive shares of our common stock on specified future dates when those rights have vested following a required period of employment. The outstanding options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

We determined the following exchange ratios for the option exchange (that is, how many shares subject to existing options an employee must surrender in order to receive one replacement restricted stock unit) using the Black-Scholes option pricing model and based them on, among other things, the closing sales price per share of our common stock as of February 3, 2010 of $2.69 and the exercise prices of the options eligible for exchange. Our objective in determining the exchange ratios was to provide for the grant of replacement restricted stock units that will have a value approximately equal to the value of the stock options surrendered. Replacement restricted stock units calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement restricted stock units with respect to fractional shares will not be granted. The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options.

Exercise Price Range	Shares Subject to Option Surrendered	Shares Subject to Replacement Restricted Stock Unit to be Granted/Amount of Cash Payment
$3.63 to $3.99	3.0	1
$4.00 to $6.99	4.0	1
$7.00 to $8.05	8.0	1
$8.06 and higher	1	$0.05

We will grant replacement restricted stock units under the 2005 Plan on or promptly after the option cancellation date.

If you are eligible to participate, you can exchange all or any of the outstanding eligible options on a grant-by-grant basis. If you have previously exercised a portion of your options, only the portion of options that have not been exercised will be eligible to be exchanged.

If your eligible options have a per share exercise price equal to or greater than $8.06, instead of replacement restricted stock units, a cash payment of $0.05 per share will be made in exchange for surrendered options. The amount of the per share cash payment will be the same regardless of the exercise price of the surrendered option.

Example

To illustrate how the exchange ratios work, assume that you have four existing options each for 100 shares with corresponding exercise prices of: $3.42, $4.25, $7.07 and $8.50.

If you elect to participate in the offer:

•	You will only be able to elect to exchange either or both of the two existing options with exercise prices of $4.25 and $7.07 for replacement restricted stock units.

•	You will not be able to exchange your existing option with the exercise price of $3.42 for replacement restricted stock units because the exercise price is below $3.63.

•	You will be able to elect to exchange the existing option with the exercise price of $8.50 for a cash payment of $0.05 per share surrendered in the option exchange.

Under these facts, the table below shows the number of replacement restricted stock units or amount of cash payment you would receive were you to participate in the offer:

Exercise Price of Existing Option	Cancelled Shares Subject to Existing Option Surrendered	Exchange Ratio	Shares Subject to Replacement Restricted Stock Unit/ Amount of Cash Payment
$4.25	100	3.0 to 1	33
$7.07	100	4.0 to 1	25
$8.50	100	$0.05 per share	$5.00

This offer is currently scheduled to expire on March 4, 2010, and we expect to cancel options on the first business day after the offer expiration date, or promptly thereafter. If you elect to participate in the offer, you will receive a confirmation of the acceptance for cancellation of your eligible options promptly after the offer expiration date. In addition, we will make any cash payments, less withholdings and without interest, promptly following the offer expiration date.

The replacement restricted stock units will not be vested on their date of grant regardless of whether a surrendered stock option was fully vested, partially vested or unvested. Restricted stock units granted in exchange for eligible options that are fully vested at the time of exchange will vest at the rate of 50% on the first anniversary of the grant date and the remainder on the second anniversary. Restricted stock units granted in exchange for eligible options that are partially vested or unvested will vest in equal installments over a three year period (33 1/3% on each anniversary date). Vesting is conditioned on your continued employment with us through each applicable vesting date.

Cash payments made pursuant to the Offer to Exchange will not be subject to any vesting. Under no circumstances will we pay interest on any cash payments regardless of any extension of the Offer to Exchange or any delay in making such payment. See Section 4, Procedures for Surrendering Eligible Options, for more information.

4. What options are eligible for exchange in this offer?

We are offering to exchange your eligible options if you accept this offer for a lesser number of replacement restricted stock units or cash payments. Eligible options are all those that:

•	have an exercise price equal to or greater than $3.63 per share;

•	were granted under one of our existing equity incentive plans prior to February 4, 2009; and

•	do not expire pursuant to their terms prior to the date on which options surrendered for exchange are canceled.

See Section 1, Eligible Options; Eligible Employees, for more information.

5. Who is eligible to participate in the offer?

You are eligible to participate in this offer only if you:

•	are an employee of Extreme Networks on the date this offer commences and remain an employee through the date on which options surrendered for exchange are cancelled;

•	are a resident of the United States;

•	are not a members of our Board of Directors or one of our executive officers; and

•	hold at least one eligible option as of the commencement of this offer.

If you are currently on medical, maternity, paternity, worker’s compensation, military or other statutorily protected leave of absence or personal leave of absence, you are also eligible to participate in the offer. However, if you resign or receive a “Notice of Termination” (as defined in the answer to Question 7 below) at any time before the option cancellation date, you are not eligible to participate in the offer. See Section 1, Eligible Options; Eligible Employees, for more information.

6. What are the differences between restricted stock units and the eligible options that may be surrendered in the option exchange?

A stock option is a right to buy a share of Extreme Networks common stock on or after the vesting date at a set exercise price. A restricted stock unit is a right to receive a share of Extreme Networks common stock on the vesting date without paying any purchase price.

Restricted stock units are a different type of award than options, and so the terms and conditions of your restricted stock units necessarily will be different from your options. Your restricted stock units will be granted under our 2005 Plan and will be subject to a restricted stock unit agreement under the 2005 Plan. The forms of restricted stock unit agreements have been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part and are available on the SEC’s website at www.sec.gov. Further, the vesting schedule of your restricted stock units will be different from the vesting schedule of your exchanged stock options.

Until your restricted stock units vest and you are issued shares of Extreme Networks common stock in payment for the vested restricted stock units, you will not have any of the rights of a shareholder of Extreme Networks with respect to those shares. Once you have been issued the shares of common stock, you will have all of the rights of a shareholder with respect to those shares, including the right to vote. See Section 2, Replacement Restricted Stock Units; Cash Payments; Expiration Date, for more information.

7. How will I know if I have received a “Notice of Termination”?

For purposes of the offer, you have received a “Notice of Termination” if, at any time before the option cancellation date, you have received a written notice that Extreme Networks intends to take the necessary steps to end your employment relationship or, in accordance with local laws, you have received an offer, filed or have agreed in writing to file a petition in a labor court or have entered into an agreement, in each case, to end your employment relationship with Extreme Networks. See Section 1, Eligible Options; Eligible Employees, of the Offer to Exchange for more information.

8. Are employees outside the United States eligible to participate?

No. Eligible employees include only those who are residents of the United States. See Section 1, Eligible Options; Eligible Employees, for more information.

9. What do I need to do to participate in the offer?

If you are an eligible employee and you wish to surrender any of your eligible options for exchange in the offer, you must notify Extreme Networks of your election to exchange such eligible stock options before the offer expires. You may notify Extreme Networks of your election by making an election online at the offer website, which is available at http://extr.optionadmin.com. Your online election must be submitted before the expiration deadline of 9:00 p.m., Pacific Standard Time, on March 4, 2010 (or such later date as may apply if the offer is extended).

You do not need to return your stock option agreement(s) relating to any surrendered eligible options, as they will be cancelled automatically if we accept your eligible options for exchange.

Your eligible options will not be considered surrendered until Extreme Networks receives your properly submitted electronic election form before 9:00 p.m., Pacific Standard Time, on March 4, 2010 (or such later date as may apply if the offer is extended). If you miss the deadline or submit an electronic election form that is not properly completed as of the deadline, you will not be permitted to participate in the offer. You are responsible for making sure that your electronic election form is properly completed, submitted and received by Extreme Networks by the deadline.

We reserve the right to reject any or all surrenders of eligible options that we determine are not in appropriate form or that we determine it would be unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we expect to accept all properly surrendered eligible options on March 4, 2010 (or such later date as may apply if the offer is extended).

See Section 4, Procedures for Surrendering Eligible Options, for more information.

10. When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

The offer expires at 9:00 p.m., Pacific Standard Time, on March 4, 2010, unless we extend the offer. Although we do not currently intend to do so, we may, in our sole discretion or as required, extend the offer expiration date at any time. If we extend the offer, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Standard Time, on the next business day following the previously scheduled expiration of the offer. If the offer expiration date is extended, then the option cancellation date and the restricted stock unit grant date will be similarly extended.

11. What will happen if I do not submit my electronic election form by the deadline?

If Extreme Networks does not receive your election to surrender eligible options for exchange before the offer expires, then all of your eligible options will remain outstanding at their original exercise price and subject to their original terms. If you decide not to surrender any of your eligible options for exchange in the offer, you do not need to do anything.

However, we request that even if you decide not to participate in the offer that you complete the electronic election form and decline to participate in the offer. This will help to facilitate our administration of the offer. Of course, as described in the answer to Question 34 below, you are permitted during the period of this offer to change your election to participate in the offer.

12. How do I exchange my options?

If you are an eligible employee and you wish to surrender any of your eligible options for exchange in the offer, you must notify Extreme Networks of your election to exchange such eligible stock options before the offer expires. You may notify Extreme Networks of your election by making an election online at the offer website, which is available at http://extr.optionadmin.com. Your online election must be submitted before the expiration deadline of 9:00 p.m., Pacific Standard Time, on March 4, 2010 (or such later date as may apply if the offer is extended).

You do not need to return your stock option agreement(s) relating to any surrendered eligible options, as they will be cancelled automatically if we accept your eligible options for exchange.

Your eligible options will not be considered surrendered until Extreme Networks receives your properly submitted electronic election form before 9:00 p.m., Pacific Standard Time, on March 4, 2010 (or such later date as may apply if the offer is extended). If you miss the deadline or submit an electronic election form that is not properly completed as of the deadline, you will not be permitted to participate in the offer. You are responsible for making sure that your electronic election form is properly completed, submitted and received by Extreme Networks by the deadline.

This is a one-time offer, and we must strictly enforce the offer period. We cannot accept delivery of the electronic election form after the offer expiration date. We reserve the right to reject any or all surrenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly surrendered options promptly after the expiration of the offer. See Section 4, Procedures for Surrendering Eligible Options, for more information.

13. If I participate, what will happen to my current options?

We expect to cancel eligible options you elect to exchange under the option exchange on the first business day after the option expiration date, or promptly thereafter, and you will no longer have those options available for exercise. Any options that are not eligible options will not be canceled and will remain outstanding at their original exercise price and under their original terms. See Section 6, Acceptance of Eligible Options; Newly Issued Restricted Stock Units, for more information.

14. What are the conditions to the offer?

The offer is subject to the conditions described in Section 7, Conditions of the Offer, of this Offer to Exchange. However, the offer is not conditioned on a minimum number of options being surrendered. Participation in the offer is completely voluntary.

15. What if I am an employee of Extreme Networks when the offer begins, but not an employee when the offer expires?

If you are no longer employed by Extreme Networks, whether voluntarily, involuntarily or for any other reason before the offer expiration date, you will not be able to participate in this offer.

Accordingly, if you are not an eligible employee of Extreme Networks on the offer expiration date, even if you had elected to participate in this offer and had surrendered your options for exchange, your surrender will automatically be deemed withdrawn and you will not participate in this offer.

If your employment ends before the offer expiration date, you will retain your outstanding options in accordance with their current terms and conditions. In the case of termination of your employment, you may exercise your outstanding options during a limited period of time following the termination of employment in accordance with their terms and conditions to the extent they are vested options. See Section 1, Eligible Options; Eligible Employees, for more information.

The offer does not change the nature of your “at-will” employment with Extreme Networks, and does not create any obligation on the part of Extreme Networks to continue your employment for any period. Your employment may be terminated by us or by you at any time, including prior to the option expiration date or prior to the vesting date for any replacement restricted stock units, for any reason, with or without cause.

16. What if I elect to participate in the option exchange and then leave Extreme Networks after the replacement restricted stock units are granted?

If you elect to participate in the option exchange and surrender eligible options for exchange, and if we accept your surrendered eligible options, your replacement restricted stock units will be granted on the option cancellation date. If your employment terminates for any reason after the date the restricted stock units are granted, the terms and conditions of any restricted stock units granted in the option exchange will apply. If your employment with Extreme Networks terminates before your restricted stock units are fully vested, the unvested portion of the restricted stock units will terminate immediately upon the date your employment terminates in accordance with the terms of your restricted stock unit agreement. See Section 1, Eligible Options; Eligible Employees, for more information.

17. Why aren’t the exchange ratios set at one-for-one?

We determined the exchange ratios for the option exchange (that is, how many shares subject to existing options an employee must surrender in order to receive one replacement restricted stock unit) using the Black-Scholes option pricing model and based them on, among other things, the closing sales price per share of our common stock as of February 3, 2010 of $2.69 and the exercise prices of the options eligible for exchange. Our objective in determining the exchange ratios was to provide for the grant of replacement restricted stock units that will have a value approximately equal to the value of the stock options surrendered. See Section 2, Replacement Restricted Stock Units; Cash Payments; Expiration Date, for more information.

18. If I participate, what will happen to the shares of common stock related to my exchanged options?

Options that you elect to exchange will be cancelled on March 5, 2010, or promptly thereafter, unless this offer is extended, in which case such option will be canceled on the first business day after the extended option expiration date, or promptly thereafter. Shares of common stock subject to canceled options in excess of the number of shares of common stock required for the replacement restricted stock units will not be returned to the 2005 Plan or otherwise made available for future grant.

19. Which options may I surrender for cancellation?

If you are eligible to participate, you may surrender for cancellation your eligible options, which are all those that have an exercise price equal to or greater than $3.63 per share, were granted under one of our existing equity incentive plans prior to February 4, 2009, and do not expire pursuant to their terms prior to the date on which options surrendered for exchange are canceled. See Section 1, Eligible Options; Eligible Employees, for more information.

20. If I elect to exchange some of my eligible options, do I have to exchange all of my eligible options?

No. You may elect to exchange some or all of you eligible options on a grant-by-grant basis.

21. What does it mean to exchange on a “grant-by-grant” basis?

Eligible options may be surrendered only on a grant-by-grant basis in exchange for replacement restricted stock units. The entire grant must be surrendered. No partial surrender of a stock option grant will be accepted. Generally, when we grant stock options to employees, the stock option “grant” will provide the right to purchase a specified number of shares of common stock at a specified exercise price. For example, on January 1 an employee might receive a stock option grant and on June 1 the employee might receive another stock option grant. When we state that employees will be permitted to exchange eligible options for replacement restricted stock units on a grant-by-grant basis, we mean that you can elect to exchange either one of the stock option grants, both of the stock option grants or neither of these stock option grants.

22. Will I be required to give up all my rights to the canceled options?

Yes. Each returned option that we accept for exchange will be canceled, along with the corresponding stock option agreement, and will cease to exist. You will no longer have any rights under those options.

23. Can I exchange both vested and unvested options?

Yes. You can exchange eligible options, whether or not they are vested. But if you choose to accept the offer with respect to your eligible options, you must return the entire eligible option, both the vested and unvested portions.

24. Can I exchange options that I have already exercised in full?

No. The offer only pertains to outstanding options. It does not apply in any way to shares you have purchased, whether upon the exercise of options or otherwise, or whether or not you have vested in those shares. If you have exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not subject to the offer.

25. Can I exchange the remaining portion of an option that I have already partially exercised?

Yes. Any remaining outstanding, unexercised eligible options can be exchanged. If you have previously exercised a portion of an eligible option, only the portion of that option which has not yet been exercised will be eligible to be exchanged. Options for which you have properly submitted an exercise notice prior to the offer expiration date will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

26. Can I exchange shares I bought under the 1999 Employee Stock Purchase Plan?

No. The offer pertains only to outstanding stock options. Any shares you purchased under the Extreme Networks, Inc. 1999 Employee Stock Purchase Plan are not outstanding stock options and cannot be surrendered. The offer has no effect on the prices at which a participant in the Employee Stock Purchase Plan can buy stock.

27. When will I receive my replacement restricted stock units?

We expect to cancel all properly surrendered eligible options on the first business day after the offer expiration date, or promptly thereafter. We also expect that the grant date of the replacement restricted stock units will be on or promptly after the option cancellation date. The schedule offer expiration date is Thursday, March 4, 2010 at 9:00 p.m. Pacific Standard Time and we expect to accept and cancel all properly surrendered eligible options on Friday, March 5, 2010. We expect that the restricted stock unit grant date will be Friday, March 5, 2010. If the offer expiration date is extended, then the option cancellation date and the restricted stock unit grant date will be similarly extended. Restricted stock unit agreements governing the terms of the replacement restricted stock units will be delivered to you as soon as reasonably practicable following the restricted stock unit grant date. See Section 2, Replacement Restricted Stock Units; Cash Payments; Expiration Date, for more information.

28. When will I receive my cash payment?

We expect to make any cash payments, less withholdings and without interest, promptly following the offer expiration date. Under no circumstances will we pay interest on any cash payments regardless of any extension of the Offer to Exchange or any delay in making such payment. See Section 2, Replacement Restricted Stock Units; Cash Payments; Expiration Date, for more information.

29. When will the replacement restricted stock units vest?

The replacement restricted stock units will not be vested on their date of grant regardless of whether a surrendered stock option was fully vested, partially vested or unvested. Restricted stock units granted in exchange for eligible options that are fully vested at the time of exchange will vest at the rate of 50% on the first anniversary of the grant date and the remainder on the second anniversary. Restricted stock units granted in exchange for eligible options that are partially vested or unvested will vest in equal installments over a three year period (33 1/3% on each anniversary date). Vesting is conditioned on your continued employment with us through each applicable vesting date.

30. Will the cash payments be subject to vesting?

No. Cash payments made pursuant to the Offer to Exchange will not be subject to any vesting.

31. Will I have to pay for my replacement restricted stock units?

No. You do not have to make any cash payment to Extreme Networks to receive your replacement restricted stock units or the common stock upon vesting of your restricted stock units. However, please see Question 33 below, and Section 14, Material U. S. Federal Income Tax Consequences, for information regarding potential tax withholding obligations.

32. What happens to options that I choose not to surrender or that are not accepted for exchange?

If you choose not to surrender your eligible options in the offer or we do not accept them for exchange, they will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

33. Will I have to pay taxes if I exchange my options in the offer?

Generally, for U.S. federal income tax purposes, we believe the exchange of eligible options for restricted stock units pursuant to the option exchange should be treated as a nontaxable exchange and that no income should be recognized upon the grant of the replacement restricted stock units. However, you normally will have taxable income when Extreme Networks common stock is issued to you in payment of your vested restricted stock units, at which time Extreme Networks typically also will have an obligation to withhold taxes from you. Extreme Networks will satisfy tax withholding obligations, if applicable, in the manner specified in your restricted stock unit agreement. If permissible under applicable law and as specified in your restricted stock unit agreement, we shall have the right, but not the obligation, to require you to satisfy all or any portion of your withholding obligations by deducting from the shares of common stock otherwise deliverable to you in settlement of your restricted stock unit a number of whole shares having a fair market value that does not exceed the applicable minimum statutory withholding requirements. You also may have taxable capital gain when you sell the shares you receive in payment of your vested restricted stock units.

Note that the tax treatment of restricted stock units differs significantly from the tax treatment of your stock options. You should consult with your tax advisor to determine the personal tax consequences to you of participating in the option exchange. If you are subject to the tax laws in more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

See Section 14, Material U. S. Federal Income Tax Consequences, for more information.

34. Can I withdraw previously surrendered options?

Yes. If you elect to surrender eligible options and later change your mind, you may withdraw your surrendered eligible options by notifying Extreme Networks of your election to withdraw the options before the offer expires. You may notify Extreme Networks of your withdrawal election by revising your election online at the offer website, which is available at http://extr.optionadmin.com. Your online withdrawal election must be submitted before the expiration deadline of 9:00 p.m., Pacific Standard Time, on March 4, 2010 (or such later date as may apply if the offer is extended).

Once you have withdrawn eligible options, you may again surrender such options by following the procedures for properly surrendering eligible options as discussed in Question 12.

If you miss the deadline for notifying Extreme Networks of your withdrawal election but remain an eligible employee, any previously surrendered eligible options will be cancelled and exchanged pursuant to the offer.

35. Why can’t I just be granted additional options?

We designed the option exchange to avoid the potential dilution in ownership to our stockholders that would result if we granted employees additional stock options to supplement their existing stock options. Granting more stock options would increase the number of outstanding stock options relative to our outstanding shares of common stock (sometimes called “overhang”), which we do not believe would be in the best interests of our stockholders. In addition, issuing additional stock options without cancelling any previously granted stock options would increase our non-cash compensation expense, as we would need to recognize expense for both the additional stock options and the previously granted stock options. This would decrease our reported earnings and could negatively impact our stock price.

36. How should I decide whether to exchange my eligible options in the option exchange?

Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should surrender or not surrender your options. You must make your own decision whether or not to surrender options taking into account your own personal circumstances and preferences. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

No one from Extreme Networks is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

It is important that you review the section entitled Certain Risks of Participating in the Offer for a discussion of the risks of participating in the option exchange, including those related to the value of eligible options compared to replacement restricted stock units if Extreme Networks’ stock price increases in the future.

37. What if I have questions about the option exchange, or if I need a paper copy of this Offer to Exchange document or any documents attached or referred to in this document?

No one from Extreme Networks is, or will be, authorized to provide you with advice, recommendations or additional information. If you need a paper copy or additional copies of this Offer to Exchange document or any documents attached or referred to in this document, please email stockadmin@extremenetworks.com.

If anyone makes any representation or gives you any information different from the representations or information contained in these documents, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should return for exchange or refrain from returning for exchange your options pursuant to this offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this document or to which we have referred you.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer to Exchange involves a number of risks, including those described below. This list and the risk factors in our annual report on Form 10-K for the fiscal year ended June 28, 2009, as updated by the quarterly report on Form 10-Q for the fiscal quarter ended December 27, 2009, each filed with the SEC, highlight the material risks of participating in the Offer to Exchange. You should carefully consider these risks and are encouraged to speak with your tax, financial and legal advisors before deciding to participate in the Offer to Exchange. In addition, we strongly urge you to read the sections in this Offer to Exchange document discussing the expected tax consequences in the United States, as well as the rest of this Offer to Exchange document for a more in-depth discussion of the risks that may apply to you before deciding to participate in the Offer to Exchange.

In addition, this Offer to Exchange and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “may,” “will,” “should,” “expect,” “plans,” “seeks,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “seek to continue,” “intends,” or other comparable terminology as they relate to us are intended to identify such forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors described elsewhere in this Offer to Exchange. The documents we file with the SEC, including the reports referred to above, discuss some of the known and unknown risks, uncertainties and other factors that may cause our actual results or our industries’ actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

The following discussion should be read in conjunction with our financial statements and notes to the financial statements included on our most recent periodic reports on Forms 10-K and 10-Q and our current reports on Form 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this Offer to Exchange, which speak only as of the date hereof.

Risks Related to the Offer to Exchange

If you exchange eligible options for restricted stock units in the Offer to Exchange and your employment with us terminates before the restricted stock units fully vest, you will forfeit any unvested portion of your restricted stock units.

The terms and conditions for the replacement restricted stock units will govern what effect your termination of employment will have on any outstanding restricted stock units. Restricted stock units replacing surrendered stock options that were fully vested at the time they were surrendered for cancellation will vest in equal annual increments over the two years following their grant date. Restricted stock units replacing surrendered stock options that were not fully vested at the time they were surrendered for cancellation will vest in equal annual increments over the three years following their grant date. Accordingly, if your employment terminates before your restricted stock units are fully vested, the unvested portion of the restricted stock units will terminate immediately on the date your employment terminates.

Nothing in the Offer to Exchange should be construed to confer upon you the right to remain an employee of Extreme Networks. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the restricted stock unit grant date or thereafter.

The value of our common stock fluctuates and there is no guarantee that restricted stock units will increase in value over time.

The market price of our common stock has been volatile. As a result, there is no guarantee that any restricted stock units received in the option exchange will increase in value over time.

If we are acquired by or merge with another company, your surrendered stock options might be worth more than the restricted stock units that you receive in exchange for them.

A transaction involving Extreme Networks, such as a merger or other acquisition, could have a substantial effect on the price of our common stock, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, eligible employees who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those eligible employees who did not participate in this offer and retained their original stock options.

Furthermore, a transaction involving Extreme Networks, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment with us terminates before your restricted stock units vest, you will not receive any value with respect to your unvested restricted stock units.

Restricted stock units will not be vested on the restricted stock unit grant date.

The replacement restricted stock units will be subject to a new vesting schedule. This is true even if your exchanged stock options are 100% vested. If you elect to exchange stock options for restricted stock units and do not remain an employee with us through the date your restricted stock units vest, your restricted stock units will not vest. As a result, you will not receive any value with respect to your unvested restricted stock units.

If the price of our common stock increases over time, the value of the restricted stock units that you receive in the option exchange may ultimately be less than the value of the eligible options that you surrendered in the option exchange.

Because you will receive fewer restricted stock units in the offer than the eligible options you surrender for exchange, it is possible that, at some point in the future, your surrendered eligible options would have been economically more valuable than the restricted stock units granted in the offer.

Restricted stock units will generally result in taxable ordinary income when shares are issued in payment at vesting.

If you participate in the offer and receive restricted stock units for surrendered eligible options, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the restricted stock unit grant date. However, you generally will have taxable ordinary income when shares are issued to you in payment of vested restricted stock units, at which time Extreme Networks generally also will have a tax withholding obligation. Extreme Networks will satisfy all tax withholding obligations in the manner specified in your restricted stock unit agreements. If permissible under applicable law and as specified in your restricted stock unit agreement, we shall have the right, but not the obligation, to require you to satisfy all or any portion of your withholding obligations by deducting from the shares of common stock otherwise deliverable to you in settlement of your restricted stock units a number of whole shares having a fair market value that does not exceed the applicable minimum statutory withholding requirements. You also may have taxable capital gains when you sell the shares underlying the restricted stock units. When analyzing the tax consequences to you, you should keep in mind that you do not pay a cash purchase price for the restricted stock units or the shares you receive when your restricted stock units vest. Note that the tax treatment of restricted stock units differs significantly from the tax treatment of your stock options and as a result of participating in the offer, your tax liability could be higher than if you had kept your eligible options.

Even if you elect not to participate in the option exchange, your incentive stock options may be affected.

If this offer is open for thirty or more calendar days, eligible employees who are subject to U.S. taxes who hold eligible options that are incentive stock options and who do not participate in the offer will have the incentive stock option holding periods of their options automatically adjusted to restart on the commencement date. As a result, if this offer is open for thirty or more calendar days, to receive favorable U.S. tax treatment for such incentive stock options, an eligible employee must hold (i.e., not sell or otherwise dispose of) the shares of Extreme Networks common stock acquired upon exercise of the incentive stock options for at least two years from the commencement date (that is, more than two years from February 4, 2009) and one year after the exercise of the option (even if you do not exchange your incentive stock options for replacement restricted stock units or, if applicable, a cash payment). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the shares underlying the option over the exercise price of the options will be treated as long-term capital gain. If this offer is open for less than thirty days the offer will have no impact on eligible options that are incentive stock options. The completion date of the option exchange is expected to be 9:00 p.m. Pacific Standard Time on March 4, 2010. However, if the offering period is extended beyond thirty calendar days, then the incentive stock option terms would be adjusted as described above. See Section 14, Material U.S. Federal Income Tax Consequences, of the Offer to Exchange for more information.

If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax, social insurance or other consequences for participating in the offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You are encouraged to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the Securities and Exchange Commission (“SEC”), including those in our annual report on Form 10-K for the fiscal year ended June 28, 2009, as updated in our quarterly reports on Form 10-Q for the fiscal quarters ended September 27, 2009 and December 27, 2009 and also the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our Investor Relations website at www.extremenetworks.com. In addition, upon request, we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17, Additional Information, for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER TO EXCHANGE

FEBRUARY 4, 2010

Section 1. Eligible Options; Eligible Employees.

Upon the terms and subject to the conditions of the Offer to Exchange, we are offering option holders who are current United States employees of Extreme Networks the opportunity to exchange certain outstanding options to purchase shares of our common stock having a per share exercise price equal to or greater than $3.63 for a lesser number of restricted stock units calculated in accordance with applicable exchange ratios set forth below. In the limited cases where eligible options have a per share exercise price equal to or greater than $8.06, instead of replacement restricted stock units, a cash payment of $0.05 per share will be made in exchange for surrendered options. The replacement restricted stock units will be granted as of the expiration of this offer, and any cash payments made in exchange for eligible options will be made, less applicable withholdings and without interest, promptly following the expiration of this offer.

Eligible Options

Options eligible for exchange are those that:

•	have an exercise price equal to or greater than $3.63 per share;

•	were granted under one of our existing equity incentive plans prior to February 4, 2009; and

•	do not expire pursuant to their terms prior to the date on which options surrendered for exchange are canceled.

The foregoing exercise price per share threshold will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement of the offer and before the offer expiration date.

Eligible Employees

You are eligible to participate in the option exchange only if you:

•	are an employee of Extreme Networks on the date this offer commences and remain an employee through the date on which options surrendered for exchange are canceled;

•	are a resident of the United States;

•	are not a member of our Board of Directors or one of our executive officers; and

•	hold at least one eligible option as of the commencement of this offer.

We have excluded executives who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), members of our Board of Directors and any former employees from participating in the offer.

If you are no longer employed by Extreme Networks, whether voluntarily, involuntarily or for any other reason before the offer expiration date, you will not be able to participate in this offer. Accordingly, if you are not an eligible employee of Extreme Networks on the offer expiration date, even if you had elected to participate in this offer and had surrendered your options for exchange, your surrender will automatically be deemed withdrawn and you will not participate in this offer.

If you are currently on medical, maternity, paternity, worker’s compensation, military or other statutorily protected leave of absence or personal leave of absence, you are also eligible to participate in the offer. However, if you resign or receive a notice of termination at any time before the option cancellation date, you are not eligible to participate in the offer.

Even if you are eligible to participate, you are not required to accept the offer. If you do not return your eligible options for exchange or they are not accepted by us for exchange, they will remain outstanding, and you will continue to hold such options in accordance with their terms.

Nothing in this document shall be construed to give any person the right to remain in the employ of Extreme Networks or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted under law. Nothing in this document should be considered a contract or guarantee of wages or compensation.

Section 2. Replacement Restricted Stock Units; Cash Payments; Expiration Date.

We are offering to exchange eligible outstanding options that have an exercise price equal to or greater than $3.63 per share for a predetermined number of replacement restricted stock units, rounded down to the nearest whole share, based on the exchange ratios described below. Restricted stock units are rights to receive shares of our common stock on specified future dates when those rights have vested following a required period of employment. The outstanding options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this Offer to Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

We determined the following exchange ratios for the option exchange (that is, how many shares subject to existing options an employee must surrender in order to receive one replacement restricted stock unit) using the Black-Scholes option pricing model and based them on, among other things, the closing sales price per share of our common stock as of February 3, 2010 of $2.69 and the exercise prices of the options eligible for exchange. Our objective in determining the exchange ratios was to provide for the grant of replacement restricted stock units that will have a value approximately equal to the value of the stock options surrendered. Replacement restricted stock units calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement restricted stock units with respect to fractional shares will not be granted. The table below sets forth the exchange ratios to be used based on the exercise price of your eligible options.

Exercise Price Range	Shares Subject to Option Surrendered	Shares Subject to Replacement Restricted Stock Unit to be Granted/ Amount of Cash Payment
$3.63 to $3.99	3.0	1
$4.00 to $6.99	4.0	1
$7.00 to $8.05	8.0	1
$8.06 and higher	1	$0.05

We will grant replacement restricted stock units under the 2005 Plan on or promptly after the option cancellation date.

If you are eligible to participate, you can exchange all or any of the outstanding eligible options on a grant-by-grant basis. If you have previously exercised a portion of your options, only the portion of options that have not been exercised will be eligible to be exchanged.

If your eligible options have a per share exercise price equal to or greater than $8.06, instead of replacement restricted stock units, a cash payment of $0.05 per share will be made in exchange for surrendered options. The amount of the per share cash payment will be the same regardless of the exercise price of the surrendered option.

This offer is currently scheduled to expire on March 4, 2010 (the “offer expiration date”), and we expect to cancel options on the first business day after the offer expiration date, or promptly thereafter (the “option cancellation date”). If you elect to participate in the offer, you will receive a confirmation of the acceptance for cancellation of your eligible options promptly after the offer expiration date. We expect to grant replacement restricted stock units under the Extreme Networks, Inc. 2005 Equity Incentive Plan (the “2005 Plan”) on or promptly after the option cancellation date. In addition, we expect to make any cash payments, less withholdings and without interest, promptly following the offer expiration date.

This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

Even if you are eligible to participate, you are not required to accept the offer.

The replacement restricted stock units will not be vested on their date of grant regardless of whether a surrendered stock option was fully vested, partially vested or unvested. Restricted stock units granted in exchange for eligible options that are fully vested at the time of exchange will vest at the rate of 50% on the first anniversary of the grant date and the remainder on the second anniversary. Restricted stock units granted in exchange for eligible options that are partially vested or unvested will vest in equal installments over a three year period (33 1/3% on each anniversary date). Vesting is conditioned on your continued employment with us through each applicable vesting date.

Cash payments made pursuant to the Offer to Exchange will not be subject to any vesting. Under no circumstances will we pay interest on any cash payments regardless of any extension of the Offer to Exchange or any delay in making such payment.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD SURRENDER OR NOT SURRENDER YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO SURRENDER OPTIONS TAKING INTO ACCOUNT YOUR OWN PERSONAL CIRCUMSTANCES AND PREFERENCES. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN LEGAL COUNSEL, ACCOUNTANT AND/OR FINANCIAL ADVISOR.

Section 3. Purpose of the Offer.

Our business has experienced the effects of the severe economic downturn in the United States and other parts of the world. We believe that the credit market crisis, global recession and other challenges affecting global economic conditions were the primary drivers of our financial performance during our fiscal year ended June 28, 2009 resulting in a 7% decrease in net revenue and a 66% decrease in net income from fiscal year 2008. In addition, our net revenue declined substantially in our second fiscal quarter ended December 27, 2009 from the second fiscal quarter ended December 28, 2008. Significant uncertainty around current economic conditions persists, particularly the effect these conditions will have on the purchasing decisions of our customers. In the context of these economic and market realities and their effect on our business and stock price, it is challenging to deliver meaningful incentives to retain, compensate and motivate our employees.

We have granted stock options periodically to a substantial portion of our employees. Each stock option award specifies the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the closing market price of a share of our common stock on the date the option is granted, generally the second trading day following the public announcement of quarterly financial results. Employees receive value from their options only by exercising their rights under the options to purchase shares of common stock and subsequently selling the purchased shares at a price that exceeds their exercise price. However, the options have no value to employees when the price of a share of our common stock is below the exercise price. In this situation, the options are commonly referred to as “underwater.” At this time, a substantial percentage of the stock options held by our employees are underwater. On February 3, 2010, when the closing price of our common stock on the Nasdaq Global Market was $2.69, options to purchase approximately 8,591,944 shares held by our employees were underwater, representing approximately 84% of all outstanding options held by employees. The exercise prices of these underwater options ranged from $2.95 to $44.31 per share.

To manage our business in the current economic environment, we have taken and plan to continue to take a variety of steps which will impact the morale of and benefits to our employees including suspending the employer matching contributions for our 401(k) plan, reducing training offerings, reducing our contingent work force, scheduling shutdown weeks, reducing travel and other discretionary spending, and restricting hiring activities.

In the context of these challenges to employee motivation and morale and these pronounced limitations on the benefits that we can provide to employees, we believe that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs that will assist us in motivating and retaining our employees. As of February 3, 2010, there were 334 eligible employees who held underwater eligible options to purchase approximately 5,176,089 shares. These underwater options will not be sufficiently effective as performance and retention incentives. We believe the option exchange will offer a meaningful retention incentive for these eligible employees to remain with us.

The option exchange will also serve to reduce our current stock option overhang. Since many of the eligible options have been out of the money for an extended period of time, employees have had little or no incentive to exercise them. Coupled with periodic grants of options to new and continuing employees, the number of shares subject to outstanding options has steadily increased as a percentage of our total shares of common stock outstanding, creating a significant stock option “overhang.” Under the option exchange, participating employees will receive significantly fewer restricted stock units than the number of shares subject to the options they surrender. As a result, the number of shares of stock subject to outstanding employee equity awards will be reduced, thus reducing the current stock option overhang. Assuming that all eligible options are exchanged in the option exchange, our stock option overhang as of February 3, 2010 would decrease by 4,074,589 shares.

We are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of Extreme Networks and our stockholders. This could include terminating your right to receive replacement restricted stock units or cash payments under this Offer to Exchange if we take such action prior to the offer expiration date. If we were to terminate your right to receive replacement restricted stock units or cash payments under this offer in connection with such a transaction all options surrendered for cancellation pursuant to the offer would remain outstanding under their original terms, subject to the treatment of options in such transaction.

Neither we nor our Board of Directors makes any recommendation as to whether you should surrender or not surrender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to surrender your options for exchange.

Section 4. Procedures for Surrendering Eligible Options.

If you are an eligible employee and you wish to surrender any of your eligible options for exchange in the offer, you must notify Extreme Networks of your election before the offer expires at 9:00 p.m., Pacific Standard Time, on March 4, 2010, (or such later date as may apply if the offer is extended). If we extend the offer beyond that time, you may surrender your eligible options for exchange at any time until the extended offer expiration date.

You will be permitted to exchange your eligible stock options for replacement restricted stock units or, if applicable, cash payments, on a grant-by-grant basis. No partial exchanges of a stock option grant will be permitted. If you elect to exchange an eligible option grant, you must exchange the entire outstanding (i.e., unexercised) portion of that eligible option grant. If you elect to surrender one eligible stock option grant in the option exchange, you do not need to surrender any other eligible options you may hold pursuant to separate grants.

Proper Surrender of Eligible Options

If you are an eligible employee and you wish to surrender any of your eligible options for exchange in the offer, you must notify Extreme Networks of your election to exchange such options before the offer expires. You may notify Extreme Networks of your election by making an election online at the offer website, which is available at http://extr.optionadmin.com. Your online election must be submitted before the expiration deadline of 9:00 p.m., Pacific Standard Time, on March 4, 2010, (or such later date as may apply if the offer is extended). Included in the materials emailed to you is your Log-in ID and Password. You will need your Log-in ID and Password to gain access to your personal information on the offer website and to make your online elections with respect to the offer. If you lose, cannot remember or otherwise have difficulties with your Log-in ID and Password, please email: stockadmin@extremenetworks.com. Emails will be responded to between 8:00 a.m. and 5:00 p.m., Pacific Standard Time, Monday through Friday.

You do not need to return any stock option agreement(s) relating to any surrendered eligible stock options, as they will be cancelled automatically if we accept your eligible stock options for exchange.

You can check the Election Confirmation page on the offer website, which is available at http://extr.optionadmin.com, at any time to see your current election(s). We filed a screen shot of this confirmation page with the SEC as an exhibit to the Tender Offer Statement on Schedule TO of which this Offer to Exchange document is a part (“Schedule TO”). You will not receive a confirmation in the mail, via email or otherwise.

Your eligible options will not be considered surrendered until Extreme Networks receives your properly submitted electronic election form. Your properly submitted electronic election form must be received before 9:00 p.m., Pacific Standard Time, on March 4, 2010, (or such later date as may apply if the offer is extended). If you miss the deadline or submit an electronic election form that is not properly completed as of the deadline, you will not be permitted to participate in the offer. You are responsible for making sure that your electronic election form is properly completed, submitted and received by Extreme Networks by the deadline.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any surrendered eligible options and all questions as to the number of shares subject to eligible options or to be subject to replacement restricted stock units and the amount of any cash payments. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all surrenders of eligible options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely surrendered options that are not validly withdrawn.

Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any surrender of any particular eligible options or for any particular eligible employee. No surrender of options will be deemed to have been properly made until all defects or irregularities have been cured by the surrendering option holder or waived by us.

Neither we nor any other person is obligated to give notice of any defects or irregularities in surrenders, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of electronic election forms. Our determination of these matters will be final and binding. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement

Your surrender of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer, subject to your right to withdraw from the offer prior to the offer expiration date. Our acceptance for exchange of your eligible options surrendered by you through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer. This agreement will survive your death or incapacity and all of your obligations pursuant to this offer will be binding upon your heirs, personal representatives, successors and assigns.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the offer expiration date all properly surrendered eligible options that have not been validly withdrawn, and we expect to grant replacement restricted stock units on the first business day following the offer expiration date, or promptly thereafter. We expect to make any cash payments, less withholdings and without interest, promptly following the offer expiration date. You will receive new restricted stock unit agreements governing the terms of the replacement restricted stock units granted to you, which will be delivered to you as soon as reasonably practicable following the restricted stock unit grant date. If the offer is extended, then the offer expiration date and the option cancellation date will be similarly extended.

Section 5. Withdrawal Rights and Change of Election.

If you elect to surrender eligible options and later change your mind, you may withdraw your surrendered eligible options by notifying Extreme Networks of your election to withdraw the options before the offer expires. You may notify Extreme Networks of your withdrawal election by revising your election online at the offer website, which is available at http://extr.optionadmin.com. Your online withdrawal election must be submitted before the expiration deadline of 9:00 p.m., Pacific Standard Time, on March 4, 2010 (or such later date as may apply if the offer is extended).

Please note that, just as you may not surrender only part of an eligible option grant, you may also not withdraw your election with respect to only a portion of an eligible option grant. If you elect to withdraw a previously surrendered eligible option grant, you must withdraw with respect to the entire eligible option grant, but need not withdraw any other eligible option grants previously surrendered. Your withdrawal election must specify the eligible option grants to be withdrawn.

You can check the Election Confirmation page on the offer website, which is available at http://extr.optionadmin.com, at any time to see your current election(s). We filed a screen shot of this confirmation page with the SEC as an exhibit to the Schedule TO. You will not receive a confirmation in the mail, via email or otherwise.

Your surrendered eligible stock options will not be considered withdrawn until Extreme Networks receives your properly submitted withdrawal election. If you miss the deadline for notifying Extreme Networks of your withdrawal election but remain an eligible employee, any previously surrendered eligible options will be cancelled and exchanged pursuant to the offer. You are responsible for making sure that the election to withdraw is properly completed and received by Extreme Networks by the deadline. Submissions by any other means, including delivery directly to Extreme Networks, will NOT be accepted.

Once you have withdrawn eligible options, you may again surrender these options for exchange by following the procedures for properly surrendering eligible options as described in Section 4, Procedures for Surrendering Eligible Options, prior to the deadline noted above.

Neither Extreme Networks nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal. No withdrawals will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee making the withdrawal election unless waived by us. We will determine all questions as to the form and validity, including time of receipt, of notices of withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 6. Acceptance of Eligible Options; Newly Issued Restricted Stock Units.

Upon the terms and subject to the conditions of the offer, we expect to accept for exchange all eligible options properly surrendered and not validly withdrawn by the expiration of the offer, which is currently scheduled to expire at 9:00 p.m., Pacific Standard Time, on March 4, 2010. Once we have accepted your surrendered eligible options, such options will be cancelled and you will no longer have any rights under the surrendered eligible options. We expect to grant the replacement restricted stock units on the next business day following the expiration date of the offer, or promptly thereafter. You will receive restricted stock unit agreement(s) governing the terms of the restricted stock units granted to you, which we will distribute promptly following the offer expiration date. In addition, we expect to make any cash payments, less withholdings and without interest, promptly following the offer expiration date. If the offer expiration date is extended, then the cancellation date and restricted stock unit grant date will be similarly extended.

If you have surrendered eligible stock options for exchange in the offer and your employment with us terminates for any reason before the offer cancellation date, you will no longer be eligible to participate in the offer, and we will not accept your eligible options for exchange. In that case, generally, you may exercise your existing options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing options.

Section 7. Conditions of the Offer.

Notwithstanding any other provision of the offer, we will not be required to accept any options surrendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options surrendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after February 4, 2010, and prior to the offer expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options surrendered for exchange:

(a)	there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal that challenges the making of the offer, the acquisition of some or all of the surrendered options pursuant to the offer, or the issuance of replacement restricted stock units, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or our subsidiaries or materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair (such as by increasing our accounting or other costs of the offer) the contemplated benefits of the offer to us;

(b)	there has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(i)	make the acceptance for exchange of, or issuance of replacement restricted stock units for, some or all of the surrendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

(ii)	delay or restrict our ability, or render us unable, to accept for exchange, or issue replacement restricted stock units for, some or all of the surrendered options;

(iii)	materially impair (such as by increasing the accounting or other costs of the offer to us) the contemplated benefits we hope to receive as a result of the offer; or

(iv)	materially and adversely affect our business, condition (financial or other), income, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

(c)	there has occurred:

(i)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii)	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(v)	any increase or decrease in the market price of the shares of our common stock to a price that is greater than 200% or less than 50%, as the case may be, of the closing sale price of our common stock on the date of this Offer to Exchange; or

(vi)	any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or our subsidiaries or on the trading in our common stock that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

(d)	there has occurred any change in U.S. generally accepted accounting standards or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer that would be in excess of any compensation expense that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the offer;

(e)	there shall have been proposed, announced or made by another person or entity a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, or it shall have been publicly disclosed, or we shall have learned that:

(i)	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before February 4, 2010;

(ii)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before February 4, 2010 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(f)	there shall have occurred any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or our subsidiaries that, in our reasonable judgment, is or may be material and adverse to us or our subsidiaries or may materially impair the contemplated benefits of the offer to us; or

(g)	There shall have been enacted, enforced or deemed applicable to Extreme Networks any rules, regulations or actions by any governmental authority, the Nasdaq Stock Market or any other regulatory or administrative authority of any national securities exchange that make it inadvisable for us to proceed with the offer.

The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the offer expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the offer expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 may be challenged by an eligible employee only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.

Section 8. Price Range of Our Common Stock.

Our common stock commenced trading on the Nasdaq Global Market on April 9, 1999 under the symbol “EXTR.” The following table sets forth the high and low sales prices as reported by Nasdaq during the periods indicated. Such prices represent prices between dealers, do not include retail mark-ups, mark-downs or commissions and may not represent actual transactions.

	High	Low
Fiscal Year Ending June 27, 2010
Third Quarter (through February 3, 2010)	$2.92	$2.47
Second Quarter	$2.98	$1.99
First Quarter	$3.06	$1.92
Fiscal Year Ending June 28, 2009
Fourth Quarter	$2.03	$1.52
Third Quarter	$2.36	$1.06
Second Quarter	$3.37	$1.51
First Quarter	$3.50	$2.70
Fiscal Year Ending June 29, 2008
Fourth Quarter	$3.57	$2.94
Third Quarter	$3.54	$2.87
Second Quarter	$4.38	$3.45
First Quarter	$4.50	$3.31

As of February 3, 2010, there were approximately 306 stockholders of record of our common stock, and the number of outstanding shares of our common stock was 89,554,708. On February 3, 2010, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq Global Market, was $2.69 per share.

WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO SURRENDER YOUR OPTIONS IN THE OFFER.

Our stock price has been, and in the future may be, highly volatile and could continue to decline. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced dramatic price and volume fluctuations that have affected the market prices of many technology companies and that have often been unrelated or disproportionate to the operating performance of these companies.

Section 9. Source and Amount of Consideration; Terms of Restricted Stock Units.

Consideration

We will grant replacement restricted stock units or a cash payment, subject to applicable laws and regulations, in exchange for eligible options properly elected to be exchanged by you and accepted by us for exchange. Restricted stock units are equity awards under which Extreme Networks promises to issue common stock in the future, provided the vesting criteria are satisfied. The number of shares of common stock subject to the replacement restricted stock units to be granted to each option holder will be determined as follows, subject to adjustments for any stock splits, stock dividends and similar events affecting the common stock, in accordance with the terms of the 2005 Plan. In the limited cases where your eligible options have a per share exercise price equal to or greater than $8.06, instead of replacement restricted stock units, you will receive a cash payment of $0.05 per share in exchange for surrendered options. Any cash payments will be made, less applicable withholdings and without interest, promptly following the offer expiration date.

The table below shows the number of shares of our common stock subject to the existing outstanding option that you would be required to exchange for each share of common stock subject to the replacement restricted stock unit, based on the per share exercise price of the existing outstanding option. We determined the following exchange ratios for the option exchange using the Black-Scholes option pricing model and based them on, among other things, the closing sales price per share of our common stock as of February 3, 2010 of $2.69 and the exercise prices of the options eligible for exchange:

Exercise Price Range	Shares Subject to Option Surrendered	Shares Subject to Replacement Restricted Stock Unit to be Granted/Amount of Cash Payment
$3.63 to $3.99	3.0	1
$4.00 to $6.99	4.0	1
$7.00 to $8.05	8.0	1
$8.06 and higher	1	$0.05

We will grant replacement restricted stock units under the 2005 Plan on or promptly after the option cancellation date. We will not grant any fractional restricted stock units. Instead, if the exchange ratios yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each surrendered option on a grant-by-grant basis.

As of February 3, 2010, there were a total of 10,280,689 shares underlying stock options outstanding under our equity compensation plans. Of the outstanding stock options, as of February 3, 2010, options to purchase 5,176,089 shares of common stock would be eligible for exchange under the offer. As of February 3, 2010, 13,185,003 shares were available for grant under our 2005 Plan. If 100% of eligible options were to be exchanged for grants of replacement restricted stock units made in accordance with the exchange ratios set out in Section 2 above, the number of shares underlying outstanding stock options would be reduced by 4,074,589 shares, or approximately 31% of all outstanding stock options. As of February 3, 2010, 334 employees were eligible to participate in the offer.

Terms of Restricted Stock Units

The replacement restricted stock units will not be vested on their date of grant regardless of whether a surrendered stock option was fully vested, partially vested or unvested. Restricted stock units granted in exchange for eligible options that are fully vested at the time of exchange will vest at the rate of 50% on the first anniversary of the grant date and the remainder on the second anniversary. Restricted stock units granted in exchange for eligible options that are partially vested or unvested will vest in equal installments over a three year period (33 1/3% on each anniversary date). Vesting is conditioned on your continued employment with us through each applicable vesting date.

Participation in the offer will not create any contractual or other right of the surrendering eligible employees to receive any future grants of stock options, restricted stock units or other equity or performance-based compensation. The offer does not change the “at-will” nature of an eligible employee’s employment with us, and an eligible employee’s employment may be terminated by us or by the employee at any time, for any reason, with or without cause, subject to the requirements of local law and the terms of any employment agreement.

NOTHING IN THE EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF EXTREME NETWORKS. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN EMPLOYED UNTIL THE RESTRICTED STOCK UNIT GRANT DATE OR THEREAFTER.

The replacement restricted stock units will have the terms and be subject to the conditions as provided for in the 2005 Plan. The following is a description of the principal features of the 2005 Plan that apply to restricted stock units granted under the 2005 Plan. The description of the 2005 Plan is subject to, and qualified in its entirety by reference to, the actual provisions of the 2005 Plan, a copy of which is available to you by writing to the Vice President, General Counsel and Secretary, Extreme Networks, 3585 Monroe, Santa Clara, California 95051, or by facsimile to (408) 579-3029. The 2005 Plan may also be viewed without charge on the SEC website at www.sec.gov as Exhibit 99.3 to our current report on Form 8-K filed with the SEC on October 23, 2009.

General. The purpose of the 2005 Plan is to advance the interests of Extreme Networks by providing an incentive program that will enable us to attract and retain employees, consultants and directors upon whose judgment, interest and efforts our success is dependent and to provide them with an equity stake in our success. These incentives may be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, deferred compensation awards, and other stock-based and cash-based awards.

Authorized Shares. An aggregate of 27 million shares of our common stock have been authorized for issuance under the 2005 Plan. Shares issued under the 2005 Plan may be unissued or re-acquired shares of our common stock.

Share Accounting and Adjustments. Each share subject to a stock option, stock appreciation right, deferred compensation award or other award that requires the participant to purchase shares for their fair market value determined at the time of grant will reduce the number of shares remaining available for grant under the 2005 Plan by one share. However, each share subject to a “full value” award (i.e., an award settled in stock that does not require the participant to purchase shares for their fair market value determined at grant) will reduce the number of shares remaining available for grant under the 2005 Plan by 1.5 shares.

If any award granted under the 2005 Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by Extreme Networks for not more than the participant’s purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the 2005 Plan. Shares will not be treated as having been issued under the 2005 Plan and will therefore not reduce the number of shares available for issuance to the extent an award is settled in cash. Shares withheld or reacquired by Extreme Networks in satisfaction of a tax withholding obligation will not again become available under the 2005 Plan.

Appropriate adjustments will be made to the number of shares authorized under the 2005 Plan, to the numerical limits on awards described below, and to outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than common stock (excluding normal cash dividends) that has a material effect on the fair market value of our common stock. In such circumstances, the Compensation Committee of our Board of Directors also has the discretion under the 2005 Plan to adjust the terms of outstanding awards as it deems appropriate. Without affecting the number of shares available for issuance under the 2005 Plan, the Compensation Committee may authorize the issuance or assumption of benefits under the 2005 Plan in connection with any merger, consolidation or similar transaction on such terms and conditions as it deems appropriate.

Certain Award Limits. In addition to the limitation described above on the total number of shares of our common stock that will be authorized for issuance under the 2005 Plan, the plan limits the numbers of shares that may be issued under certain types of awards, subject to adjustment as described above under “Share Accounting and Adjustments.”

No more than 27 million shares may be issued upon the exercise of incentive stock options granted under the 2005 Plan.

To enable compensation in connection with certain types of awards to qualify as “performance-based” within the meaning of Section 162(m) of the Code, the 2005 Plan establishes a limit on the maximum aggregate number of shares or dollar value for which any such award may be granted to an employee in any fiscal year. The limits for awards intended to qualify as performance-based are as follows:

•	Stock options and stock appreciation rights: No more than 4 million shares.

•	Restricted stock and restricted stock unit awards: No more than 1 million shares.

•	Performance share and performance unit awards: No more than 1 million shares and no more than $2 million, respectively, for each full fiscal year contained in the performance period of the award.

•	Other stock-based and cash-based awards: No more than 1 million shares and no more than $2 million, respectively, for each full fiscal year contained in the performance period of the award.

Administration. The 2005 Plan generally will be administered by the Compensation Committee or other committee or subcommittee of the Board of Directors or, in the absence of such committee, by the Board of Directors. For purposes of this summary, the term “Committee” will refer to either such committee or the Board of Directors. In the case of awards intended to qualify as “performance-based” under Section 162(m) of the Code, administration of the 2005 Plan will be by a committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). Subject to the provisions of the 2005 Plan, the Committee will determine when and to whom awards are granted, the types and sizes of awards, and all other terms and conditions of awards. The Committee may, subject to certain limitations on the exercise its discretion required by the 2005 Plan, amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the exercisability or vesting of any award. Under the 2005 Plan, the Committee may delegate to a committee of one or more officers the authority to grant awards to employees who are not executive officers or directors of Extreme Networks, subject to the provisions of the 2005 Plan and guidelines established by the Committee. The 2005 Plan provides, subject to certain limitations, for indemnification by Extreme Networks of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2005 Plan. All awards granted under the 2005 Plan will be evidenced by a written agreement between Extreme Networks and the participant specifying the terms and conditions of the award, consistent with the requirements of the 2005 Plan. The Committee has the authority to interpret the 2005 Plan and awards granted thereunder, and all determinations of the Committee are final and binding on all persons having an interest in the 2005 Plan or any award.

Prohibition of Option and SAR Repricing. The 2005 Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the Committee may not provide for either the cancellation of outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price or the amendment of outstanding options or stock appreciation rights to reduce the exercise price.

Eligibility. Awards, other than deferred compensation awards or non-employee director awards, may be granted under the 2005 Plan only to employees and consultants of Extreme Networks or any present or future parent or subsidiary corporation or other affiliated entity. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of Extreme Networks or any parent or subsidiary corporation of Extreme Networks. Deferred compensation awards may be granted only to officers, directors and individuals who are among a select group of management or highly compensated employees. Non-employee director awards may be granted only to directors who, at the time of grant, are not employees.

Stock Options. The Committee may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Code, or any combination of these. The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. Any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Extreme Networks or any parent or subsidiary corporation of Extreme Networks (a “10% Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant.

The 2005 Plan provides that the option exercise price may be paid in cash or its equivalent; by means of a broker-assisted cashless exercise; by tender to Extreme Networks of shares of common stock owned by the participant having a fair market value not less than the exercise price (to the extent legally permitted); by means of a net-exercise procedure; by such other lawful consideration as approved by the Committee; or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by Extreme Networks, through the participant’s surrender of a portion of the option shares to Extreme Networks.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the 2005 Plan is seven years, provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding five years. Unless otherwise permitted by the Committee, an option generally will remain exercisable for three months following the participant’s termination of service, provided that if service terminates as a result of the participant’s death or disability, the option generally will remain exercisable for 12 months, but not later than its expiration date in any event, and provided further that an option will terminate immediately upon a participant’s termination for cause (as defined by the 2005 Plan).

Incentive stock options are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant. However, a nonstatutory stock option may be assigned or transferred to certain family members to the extent permitted by the Committee.

Stock Appreciation Rights. The Committee may grant stock appreciation rights either in tandem with a related option (a “Tandem SAR”) or independently of any option (a “Freestanding SAR”). A Tandem SAR requires the option holder to elect between the exercise of the underlying option for shares of common stock or the surrender of the option and the exercise of the related stock appreciation right. A Tandem SAR is exercisable only at the time and to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as may be specified by the Committee. The exercise price of a Tandem SAR will be the same as the exercise price of the related option, and the exercise price of a Freestanding SAR may not be less than the fair market value of a share of our common stock on the date of grant.

Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. Payment of this amount upon the exercise of a Tandem SAR may be made only in shares of common stock whose fair market value on the exercise date equals the payment amount. At the Committee’s discretion, payment of this amount upon the exercise of a Freestanding SAR may be made in cash or shares of common stock. The maximum term of any stock appreciation right granted under the 2005 Plan will be amended to be seven years.

Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant. If permitted by the Committee, a Tandem SAR related to a nonstatutory stock option and a Freestanding SAR may be assigned or transferred to certain family members to the extent permitted by the Committee. Other terms of stock appreciation rights are generally similar to the terms of comparable stock options.

Restricted Stock Awards. The Committee may grant restricted stock awards under the 2005 Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, in which stock is issued in consideration for services to Extreme Networks rendered by the participant. The Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Subject to the minimum vesting requirements described above under “Certain Award Limits,” restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the vesting restrictions have not lapsed prior to the participant’s termination of service. Unless otherwise determined by the Committee, participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Restricted Stock Units. The Committee may grant restricted stock units under the 2005 Plan, which represent rights to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to Extreme Networks. The Committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards and subject to the minimum vesting requirements described above under “Certain Award Limits.” Unless otherwise provided by the Committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to dividend equivalent rights, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Performance Awards. The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between Extreme Networks and the participant, subject to the minimum vesting requirements described above under “Certain Award Limits.” These awards may be designated as performance shares or performance units, which consist of unfunded bookkeeping entries generally having initial values equal to the fair market value determined on the grant date of a share of common stock in the case of performance shares, and a monetary value established by the Committee at the time of grant in the case of performance units. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock that are subject to additional vesting) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of Extreme Networks and each subsidiary corporation consolidated with Extreme Networks for financial reporting purposes, or such division or business unit of Extreme Networks as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures: revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; balance of cash, cash equivalents and marketable securities; stock price; earnings per share; return on stockholder equity; return on capital; return on assets; return on investment; employee satisfaction; employee retention; market share; customer satisfaction; product development; research and development expense; completion of an identified special project; completion of a joint venture or other corporate transaction; and new customer acquisition.

The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Committee. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is an executive officer treated as a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount paid to any other participant. The Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Committee. In its discretion, the Committee may provide for a participant awarded performance shares to receive dividend equivalent rights with respect to cash dividends paid on our common stock. The Committee may provide for performance award payments in lump sums or installments pursuant to a schedule elected by the participant.

Unless otherwise provided by the Committee, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the 2005 Plan provides that, unless otherwise determined by the Committee, the performance award will be forfeited. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Deferred Compensation Awards. The 2005 Plan authorizes the Committee to establish a deferred compensation award program. If and when implemented, participants designated by the Committee who are officers, directors or individuals who are among a select group of management or highly compensated employees may elect to receive an award of deferred stock units in lieu of compensation otherwise payable in cash or in lieu of cash or shares of common stock issuable upon the exercise or settlement of stock options, stock appreciation rights or performance share or performance unit awards. Each such deferred stock unit represents a right to receive one share of our common stock at a future date determined in accordance with the participant’s award agreement. Deferred stock units will be settled by distribution to the participant of a number of whole shares of common stock equal to the number of deferred stock units subject to the award on a settlement date elected by the participant at the time of his or her election to receive the deferred stock unit award. Participants are not required to pay any additional consideration in connection with the settlement of a deferred stock units. A holder of deferred stock units has no voting rights or other rights as a stockholder until shares of common stock are issued to the participant in settlement of the deferred stock units. However, participants holding deferred stock units will be entitled to dividend equivalent rights with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents will be credited in the form of additional whole deferred stock units. Prior to settlement, deferred stock units may not be assigned or transferred other than by will or the laws of descent and distribution.

Cash-Based Awards and Other Stock-Based Awards. The Committee may grant cash-based awards or other stock-based awards in such amounts and subject to such terms and conditions as the Committee determines. Cash-based awards will specify a monetary payment or range of payments, while other stock-based awards will specify a number of shares or units based on shares or other equity-related awards. Subject to the minimum vesting requirements described above under “Certain Award Limits,” such awards may be subject to vesting conditions based on continued performance of service or subject to the attainment of one or more performance goals similar to those described above in connection with performance awards. Settlement of awards may be in cash or shares of common stock, as determined by the Committee. A participant will have no voting rights with respect to any such award unless and until shares are issued pursuant to the award. The Committee may grant dividend equivalent rights with respect to other stock-based awards. The effect on such awards of the participant’s termination of service will be determined by the Committee and set forth in the participant’s award agreement.

Non-employee Director Awards. The Committee may, from time to time, establish awards to be granted on a periodic, nondiscriminatory basis to all members of our Board of Directors who are not employees of Extreme Networks or any affiliate of Extreme Networks. Additional awards may be granted to non-employee directors in consideration of service on one or more committees of the board, service as chairman of one or more committees of the board, service as chairman or lead director of the board or the individual’s initial appointment or election to the board. Non-employee director awards may be granted at the Committee’s discretion in the form of nonstatutory stock options, stock appreciation rights, restricted stock or restricted stock units having such vesting terms as the administrator determines and other terms and conditions substantially similar to those described above under the applicable type of award. Subject to the following limits, the Committee will determine the numbers of shares for which non-employee director awards are granted. A director may not be granted a non-employee director award for more than 200,000 shares in any fiscal year, except that this limit may be increased by up to an additional 200,000 shares in the fiscal year in which the individual is first appointed or elected to the board, up to an additional 100,000 shares in any fiscal year in which the director is serving as the chairman or lead director of the board, by up to an additional 75,000 shares for each committee of the board on which the director is serving as chairman, and by up to an additional 50,000 shares for each committee of the board on which the director is serving other than as chairman.

Change in Control. Unless otherwise defined in a participant’s award or employment agreement, the 2005 Plan provides that a “Change in Control” occurs upon (a) a person or entity (with certain exceptions described in the 2005 Plan) becoming the direct or indirect beneficial owner of more than 50% of Extreme Networks’ voting stock, (b) a liquidation or dissolution of Extreme Networks, or (c) the occurrence of any of the following events upon which the stockholders of Extreme Networks immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of Extreme Networks, its successor or the entity to which the assets of the company were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of Extreme Networks’ voting stock; (ii) a merger or consolidation in which Extreme Networks is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of Extreme Networks (other than a sale, exchange or transfer to one or more subsidiaries of Extreme Networks).

If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding options and stock appreciation rights or substitute substantially equivalent options or rights for its stock. Any options or stock appreciation rights which are not assumed or continued in connection with a Change in Control or exercised prior to the Change in Control will terminate effective as of the time of the Change in Control. The Committee may provide for the acceleration of vesting of any or all outstanding options and stock appreciation rights upon such terms and to such extent as it determines. The 2005 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding option or stock appreciation right upon a Change in Control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise price per share under the award. Finally, the Committee, in its discretion, may provide in the event of a Change in Control for the acceleration of vesting and/or settlement of any restricted stock award, restricted stock unit award, performance share or performance unit award, deferred compensation award, or cash-based or other stock-based award held by a participant upon such conditions and to such extent as determined by the Committee.

Awards Subject to Section 409A of the Code. Certain awards granted under the 2005 Plan may be deemed to constitute “deferred compensation” within the meaning of Section 409A of the Code, providing rules regarding the taxation of nonqualified deferred compensation plans, and such regulations or other administrative guidance that may be issued pursuant to Section 409A. Any such awards will be required to comply with the requirements of Section 409A. Notwithstanding any provision of the 2005 Plan to the contrary, the Committee is authorized, in its sole discretion and without the consent of any participant, to amend the 2005 Plan or any award agreement as it deems necessary or advisable to comply with Section 409A.

Termination or Amendment. The 2005 Plan will continue in effect until its termination by the Committee, provided that no awards may be granted under the 2005 Plan following the tenth anniversary of the 2005 Plan’s effective date, which will be the date on which it is approved by the stockholders. The Committee may terminate or amend the 2005 Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the 2005 Plan, change the class of persons eligible to receive incentive stock options or require stockholder approval under any applicable law, regulation or rule. No termination or amendment may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule, including, but not limited to, Section 409A of the Code, or unless expressly provided in the terms and conditions governing the award.

Section 10. Information Concerning Extreme Networks; Financial Information.

Information Concerning Us

We are incorporated in the State of Delaware. Our principal executive offices are located at 3585 Monroe Street, Santa Clara, California 95051, and our telephone number at that address is (408) 579-2800.

Extreme Networks is a leading provider of network infrastructure equipment and services for enterprises, data centers, and metropolitan telecommunications service providers. Our customers include businesses, hospitals, schools, hotels, telecommunications companies and government agencies around the world. Since we were established in 1996 through to the present day, we have had a single technology vision of “Ethernet Everywhere” – a unifying network strategy that uses Ethernet technology to simplify each element and component of the network, and, through simplification, provide services at a lower cost. As networks internal to businesses and the Internet become more and more pervasive and critical to a wide variety of business and social communications, the volume and the demands of applications, data, users and devices on networks continue to increase. Our vision of “Ethernet Everywhere” helps us design and deliver easily deployable, highly scalable, secure and comprehensively managed networks which are reliable, fast, flexible and cost-effective. We primarily sell our products through an ecosystems of our channel partners who combine our Ethernet products with their offerings to create compelling information technology solutions for end user customers.

Financial Information

The following table sets forth selected financial information for Extreme Networks. The selected historical statement of operations data for the fiscal years ended June 29, 2008 and June 28, 2009 and the selected historical balance sheet data as of June 29, 2008 and June 28, 2009 have been derived from the audited financial statements included in our annual report on Form 10-K for the fiscal year ended June 28, 2009. The selected historical statement of operations data for the three months ended December 28, 2008 and December 27, 2009 and the selected historical balance sheet data as of December 27, 2009 have been derived from the unaudited financial statements included in our quarterly report on Form 10-Q for the period ended December 27, 2009. The information presented below should be read together with the complete financial statements and the notes related thereto as well as the section of these reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We have presented the following data in thousands, except per share data.

Summary Consolidated Statements of Operations and Balance Sheets

(amounts in thousands, except per share data):

	Fiscal Year Ended		Fiscal Quarter Ended
	June 28, 2009	June 29, 2008	December 27, 2009	December 28, 2008
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Net revenues	$335,559	$361,835	$79,397	$87,548
Net income (loss)	$2,815	$8,381	$(1,379)	$2,466
Net income (loss) per share—basic	$0.03	$0.07	$(0.20)	$0.30
Net income (loss) per share—diluted	$0.03	$0.07	$(0.20)	$0.30
Shares used in per share calculation—basic	94,225	115,002	89,059	88,323
Shares used in per share calculation—diluted	94,284	115,784	89,059	88,363

	June 28, 2009	June 29, 2008	December 27, 2009
Consolidated Balance Sheets Data:
Cash and cash equivalents, short-term investments and marketable securities	$127,402	$225,672	$135,424
Deferred tax asset	$244	$254	$337
Total assets	$239,975	$358,674	$254,957
Other long-term liabilities	$12,100	$17,244	$9,784
Common stock and capital in excess of par value	$949,241	$943,283	$952,931
Accumulated deficit	$(659,388)	$(662,203)	$(666,249)

Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental expense that we believe to be representative of interest.

	Fiscal Year Ended		Fiscal Quarter Ended
	June 28, 2009	June 29, 2008	December 27, 2009
Ratio of earnings to fixed charges	36.97	119.64	53.73

Book Value Per Share. Our book value per share as of our most recent balance sheet dated December 27, 2009 was $1.56.

Additional Information. For more information about us, please refer to our annual report on Form 10-K for the fiscal year ended June 28, 2009, our quarterly report on Form 10-Q for the fiscal quarter ended December 27, 2009, and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section 17, Additional Information, for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

A list of our directors and executive officers is attached to this Offer to Exchange as Appendix A. Please see our definitive proxy statement for our 2009 annual meeting of stockholders, filed with the SEC on November 12, 2009, for information concerning the amount of our securities beneficially owned by our executive officers and directors as of December 27, 2009. As of February 3, 2010, our executive officers and directors (13 persons) as a group beneficially owned options outstanding under our employee benefit plans to purchase a total of 3,640,084 shares of our common stock, which represented approximately 35% of the shares subject to all options to purchase our common stock outstanding under our employee benefit plans as of that date. The options to purchase our shares owned by members of our Board of Directors and our executive officers who are subject to the provisions of Section 16 of the Exchange Act are not eligible to be surrendered in the offer.

The following table sets forth information, as of February 3, 2010, with respect to the ownership of options to purchase our common stock by each director, each of our executive officers and all of the directors and executive officers as a group. The percentages in the table below are based on a total of 10,280,689 shares of our common stock subject to outstanding stock options as of February 3, 2010.

Name	Shares Subject to Options Outstanding	Percentage of Total Options Outstanding
Gordon L. Stitt	460,000	4.5%
Charles Carinalli	305,000	3.0%
John H. Kispert	40,000	0.4%
Kenneth Levy	280,000	2.7%
Edward B. Meyercord, III	40,000	0.4%
John C. Shoemaker	70,000	0.7%
Harry Silverglide	170,000	1.7%
Bob L. Corey	705,000	7.0%
Helmut Wilke	550,000	5.3%
Diane Honda	102,500	1.0%
Paul Hooper	450,834	4.4%
Suresh Gopalakrishnan	430,000	4.2%
Justin DiMacchia	36,750	0.4%

Neither we, nor to the best of our knowledge, any member of our Board of Directors or any of our executive officers, nor any affiliates of ours, engaged in transactions involving eligible options during the past 60 days.

Section 12. Status of Eligible Options Acquired By Us in the Offer; Accounting Consequences of the Offer.

Eligible stock options that we accept for exchange pursuant to the offer will be cancelled as of the option cancellation date, and the remaining number of shares subject to such cancelled stock options that are not subject to replacement restricted stock units issued pursuant to the option exchange will be cancelled and no longer be available for grants in the future.

Under FASB ASC Topic 718 – “Compensation – Stock Compensation” (which codified former Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments”), the exchange of stock options in the offer is treated as a modification of the existing stock options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered eligible options, as well as the incremental compensation cost of the replacement restricted stock units granted in the offer, ratably over the vesting period of the restricted stock unit grants. The incremental compensation cost will be measured as the excess, if any, of the fair value of each restricted stock unit grant granted to employees in exchange for surrendered eligible options, measured as of the date the restricted stock units are granted, over the fair value of the eligible options surrendered in exchange for the restricted stock unit grants, measured immediately prior to the cancellation. Because the exchange ratios were calculated to result in the fair value of surrendered eligible options being approximately equal to the expected fair value of the restricted stock units replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of the offer. In the event that any of the restricted stock units are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited restricted stock units will not be recognized; however, we will recognize any unamortized compensation expense from the surrendered eligible options that would have been recognized under the original vesting schedule.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the offer, we cannot predict the exact amount of any incremental compensation expense that may result from the offer.

Section 13. Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of replacement restricted stock units or cash payments as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept surrendered options for exchange and to issue replacement restricted stock units and cash payments for surrendered options is subject to the conditions described in Section 7, Conditions of the Offer, of this Offer to Exchange.

Section 14. Material U.S. Federal Income Tax Consequences.

The following is a general summary as of the date of this tender offer of the material U.S. federal income tax consequences to Extreme Networks and to the eligible employees, who are U.S. citizens or residents, of participating in the offer. Tax laws may change and the federal, state and local tax consequences for any participating employee will depend upon his or her individual circumstances. The following general description does not constitute tax advice and should not be relied on as tax advice. Each participant is encouraged to seek tax advice regarding the tax consequences of participation in the offer. This general summary does not address the consequences of any state, local or foreign tax laws nor the tax consequences for participants who are subject to tax in other countries.

We believe the exchange of eligible options for restricted stock units pursuant to the offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and that neither Extreme Networks nor any of our eligible employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible options and the grant of replacement restricted stock units pursuant to the offer. However, the Internal Revenue Service is not precluded from adopting a contrary position.

An eligible employee, who is a U.S. citizen or resident, will not have taxable income upon grant of restricted stock units. Instead, the eligible employee will recognize ordinary income as the restricted stock units vest and no longer can be forfeited and the shares are delivered in payment of the vested restricted stock units, at which time Extreme Networks also generally will have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares you receive, less the amount, if any, you paid for the shares. With regard to the shares issued pursuant to the restricted stock units granted under the offer, an eligible employee will not have paid any amount for the shares. Extreme Networks will satisfy all tax withholding obligations in the manner specified in the restricted stock unit agreement. If permissible under applicable law and as specified in your restricted stock unit agreement, we shall have the right, but not the obligation, to require you to satisfy all or any portion of your withholding obligations by deducting from the shares of common stock otherwise deliverable to you in settlement of your restricted stock unit a number of whole shares having a fair market value that does not exceed the applicable minimum statutory withholding requirements. Any gain or loss recognized upon the sale or exchange of shares acquired through a grant of restricted stock units generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long the shares were held. Shares held more than twelve months are subject to long-term capital gain or loss, while shares held twelve months or less are subject to short-term capital gain or loss.

Acceleration of vesting or payment of awards under the 2005 Plan in the event of a change in control may cause part or all of the amount involved to be treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code. Such treatment may subject the participant to a 20% excise tax and preclude deduction of such amounts by Extreme Networks.

Under Section 409A of the Internal Revenue Code (the “Code”), certain awards granted under the 2005 Plan may be treated as nonqualified deferred compensation. The Code imposes on persons with nonqualified deferred compensation that do not meet the requirements of that section of the Code (i) taxation immediately upon vesting of the nonqualified deferred compensation and earnings thereon (regardless of whether the compensation is then paid); (ii) interest at the underpayment rate plus 1%; and (iii) an additional 20% tax.

The restricted stock units generally will have no U.S. federal income tax consequences to Extreme Networks. However, Extreme Networks generally will be entitled to a business expense deduction upon the vesting and payment of a restricted stock unit in an amount equal to the amount of ordinary compensation income attributable to the employee, subject to the limitations imposed by the Code. We have designed the offer in a manner intended to comply with Code Section 409A.

Extreme Networks will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized in connection with the vesting and payment of restricted stock units held by an eligible employee. Extreme Networks will require any such eligible employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of common stock.

WE ENCOURAGE ALL ELIGIBLE EMPLOYEES WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

CIRCULAR 230 DISCLAIMER. The following disclaimer is provided in accordance with Treasury Department Circular 230. You are hereby notified that (a) the summary above is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Internal Revenue Code, (b) the summary above was written to support the promotion or marketing (within the meaning of Circular 230) of the transaction(s) or matter(s) addressed by this communication, and (c) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Section 15. Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7, Conditions of the Offer, has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the offer expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options surrendered for exchange upon the occurrence of any of the events listed in Section 7, Conditions of the Offer, by giving oral, written or electronic notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options surrendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the options surrendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7, Conditions of the Offer, has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish a notice or otherwise inform you in writing of such action and, if the offer is scheduled to expire within ten business days from the date we notify you, keep the offer open for a least ten business days after the date of such notification:

•	we increase or decrease the amount of consideration offered for the eligible options;

•	we decrease the number of options eligible to be exchanged in the offer; or

•

we increase the number of options eligible to be exchanged in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

Section 16. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible options pursuant to this offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the option exchange, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, financial, legal or other advisor consulted or retained by you in connection with the offer.

Section 17. Additional Information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with (or in some case “furnished” to) the SEC before making a decision on whether to surrender your eligible options for exchange:

1.	our annual report on Form 10-K for our fiscal year ended June 28, 2009, filed with the SEC on August 28, 2009, including the amendment filed with the SEC on October 23, 2009;

2.	our quarterly report on Form 10-Q for the fiscal quarter ended September 27, 2009, filed with the SEC on October 30, 2009;

3.	our quarterly report on Form 10-Q for the fiscal quarter ended December 27, 2009, filed with the SEC on February 3, 2010;

4.	our definitive proxy statement for our 2009 annual meeting of stockholders, filed with the SEC on November 12, 2009;

5.	our Form S-8 registration statement registering shares to be issued under the 2005 Plan filed with the SEC on February 9, 2006 (SEC file number 333-131705); and

6.	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 15, 1999 (SEC file number 000-25711).

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.	500 West Madison
Room 1024	Street Suite 1400
Washington, D.C. 20549	Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-732-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our common stock is quoted on the Nasdaq Global Market under the symbol “EXTR” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations

1735 K Street, N.W.

Washington, D.C. 20006

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to Vice President, General Counsel and Secretary, Extreme Networks, 3585 Monroe Street, Santa Clara, CA 95051, or telephoning at (408)579-2800 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Standard Time.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Extreme Networks should be read together with the information contained in the documents to which we have referred you.

Section 18. Miscellaneous.

This Offer to Exchange and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to Extreme Networks or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K for the fiscal year ended June 28, 2009, as updated by our quarterly reports on Form 10-Q for the fiscal quarters ended September 27, 2009 and December 27, 2009, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to, the following:

•	We cannot assure you that we will be profitable in the future because a number of factors could negatively affect our financial results;

•	Intense competition in the market for networking equipment could prevent us from increasing revenue and achieving;

•	Our success is dependent on our ability to continually introduce new products and features that achieve broad market acceptance;

•	The unfavorable economic environment has and may continue to negatively impact our business and operating results;

•	Claims of infringement by others may increase and the resolution of such claims may adversely affect our operating results;

•	Our operating results may be negatively affected by defending or pursuing claims or lawsuits;

•	If we fail to protect our intellectual property, our business could suffer;

•	We expect the average selling prices of our products to decrease, which may reduce gross margin and/or revenue;

•	When our products contain undetected errors, we may incur significant unexpected expenses and could lose sales;

•	We purchase several key components for products from single or limited sources and could lose sales if these suppliers fail to meet our needs;

•	Our dependence on four manufacturers for all of our manufacturing requirements could harm our operating results;

•	We depend upon international sales for a significant portion of our revenue which imposes a number of risks on our business;

•	We must continue to develop and increase the productivity of our indirect distribution channels to increase net revenue and improve our operating results;

•	The sales cycle for our products is long and we may incur substantial non-recoverable expenses or devote significant resources to sales that do not occur when anticipated;

•	If we lose key personnel or are unable to hire additional qualified personnel as necessary, we may not be able to successfully manage our business or achieve our goals;

•	Failure of our products to comply with evolving industry standards and complex government regulations may adversely impact our business;

•

Changes in effective tax rates including from the release of the valuation allowance recorded against our net U.S. deferred tax assets, or adverse outcomes resulting from examination of our income or other tax returns or change in ownership, could adversely affect our results;

•	If we do not adequately manage and evolve our financial reporting and managerial systems and processes, our ability to manage and grow our business may be harmed;

•	Failure to maintain effective internal control over financial reporting may cause us to delay filing our periodic reports with the SEC, affect our Nasdaq listing, and adversely affect our stock price;

•	Compliance with laws, rules and regulations relating to corporate governance and public disclosure may result in additional expenses;

•	Our headquarters and some significant supporting businesses are located in Northern California and other areas subject to natural disasters that could disrupt our operations and harm our business;

•	Failure to successfully expand our sales and support teams or educate them in regard to technologies and our product families may harm our operating results;

•	We may engage in future acquisitions that dilute the ownership interests of our stockholders, cause us to incur debt and assume contingent liabilities;

•	We may need additional capital to fund our future operations and, if it is not available when needed, our business will be adversely impacted;

•	We may realize losses on our investments and be unable to liquidate these investments at desired times and in desired amounts;

•	We have entered into long-term lease agreements for several facilities that are currently vacant and may be difficult to sublease due to current real estate market conditions;

•	Our stock price has been volatile in the past and our stock price may significantly fluctuate in the future; and

•

Provisions in our charter documents and Delaware law and our adoption of a stockholder rights plan may delay or prevent an acquisition of Extreme Networks, which could decrease the value of our common stock.

For a complete description of these risks, please see the SEC filings referred to in Section 17, Additional Information, of this Offer to Exchange.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will surrenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD SURRENDER OR NOT SURRENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND THE ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

EXTREME NETWORKS, INC.

February 4, 2010

APPENDIX A

INFORMATION CONCERNING THE DIRECTORS AND

EXECUTIVE OFFICERS OF EXTREME NETWORKS, INC.

The directors and executive officers of Extreme Networks and their positions and offices as of February 4, 2010, are set forth in the following table:

Name	Age	Position and Offices Held
Gordon L. Stitt	53	Director, Chairman of the Board
Charles Carinalli	61	Director
John H. Kispert	46	Director
Kenneth Levy	66	Director
Edward B. Meyercord, III	44	Director
John C. Shoemaker	66	Director
Harry Silverglide	63	Director
Bob L. Corey	58	Acting President and Chief Executive Officer, Senior Vice President, and Chief Financial Officer
Helmut Wilke	57	Senior Vice President of Worldwide Sales
Diane Honda	44	Vice President, General Counsel and Secretary
Paul Hooper	46	Vice President and Chief Marketing Officer
Suresh Gopalakrishnan,	46	Vice President of Engineering
Justin DiMacchia	67	Vice President, Worldwide Controller and Chief Accounting Officer

The address of each director and executive officer is: c/o Extreme Networks, 3585 Monroe Street, Santa Clara, California 95051.

Executive officers are those persons defined as “officers” for purposes of Section 16(b) of the Securities Exchange Act of 1934, as amended.